Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478
HEALTHCARE TRUST OF AMERICA, INC. REPORTS THIRD QUARTER 2018 EARNINGS
Normalized FFO of $0.41 Per Diluted Share
Same-Property Cash NOI Growth of 2.5%
Completed $306 Million of Dispositions in Non-Core Properties

Scottsdale, Arizona (October 25, 2018) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and nine months ended September 30, 2018.

Operating
Third Quarter 2018:

•
Net Income Attributable to Common Stockholders: Increased $159.2 million, to $173.0 million, compared to Q3 2017. Earnings per diluted share increased $0.75, to $0.82 per diluted share, compared to Q3 2017.

•
Funds From Operations (“FFO”): As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), decreased (3.4)%, to $81.4 million, compared to Q3 2017. FFO per diluted share decreased (7.3)%, to $0.38 per diluted share, compared to Q3 2017.

•	Normalized FFO: Increased 0.8%, to $86.1 million, compared to Q3 2017. Normalized FFO per diluted share decreased (2.4)%, to $0.41 per diluted share, compared to Q3 2017.

•	Normalized Funds Available for Distribution (“FAD”): Decreased (8.0)%, to $68.8 million, compared to Q3 2017.

•	Same-Property Cash Net Operating Income (“NOI”): Increased $2.7 million, or 2.5%, to $108.8 million, compared to Q3 2017.

Year-to-Date 2018:

•	Net Income Attributable to Common Stockholders: Increased $176.7 million, to $198.1 million, compared to 2017. Earnings per diluted share increased $0.82, to $0.94 per diluted share, compared to 2017.

•	FFO: As defined by NAREIT, increased 26.0%, to $250.4 million, compared to 2017. FFO per diluted share increased 6.3%, to $1.19 per diluted share, compared to 2017.

•	Normalized FFO: Increased 19.0%, to $256.2 million, compared to 2017. Normalized FFO per diluted share increased 0.8%, to $1.22 per diluted share, compared to 2017.

•	Normalized FAD: Increased 15.3%, to $217.0 million, compared to 2017.

•	Same-Property Cash NOI: Increased $5.6 million, or 2.4%, to $233.2 million, compared to 2017. Excluding the MOBs located on its Forest Park Dallas campus, Same-Property Cash NOI growth was 2.7%.

Portfolio

•
Leasing: During the three months ended September 30, 2018, HTA entered into new and renewal leases on approximately 532,000 square feet of gross leasable area (“GLA”), or 2.3%, of its portfolio. Tenant retention for the Same-Property portfolio was 82% by GLA for the quarter, which included approximately 381,000 square feet of GLA of total expiring leases. Re-leasing spreads for renewal leases on a cash basis were approximately 3.7%. Renewal leases included tenant improvements of $1.53 per square foot of GLA per year of the lease term and less than one day of free rent per year of the lease term during the three months ended September 30, 2018.

•	Leased Rate: As of September 30, 2018, HTA had a leased rate for its portfolio of 92.1% by GLA and an occupancy rate of 90.9% by GLA.

•
Forest Park Update: During the three months ended September 30, 2018, HTA entered into approximately 41,000 square feet of GLA of new leases on the former Forest Park Dallas campus (the “Campus”), bringing total new leasing for the Campus to 81,000 square feet of GLA for the nine months ended September 30, 2018. The total leased rate for the Campus was approximately 84% as of September 30, 2018.

•
Dispositions: During the three months ended September 30, 2018, HTA completed the disposition of 19 MOBs, primarily located in Greenville, South Carolina for an aggregate gross sales price of $305.9 million and totaling approximately 1.1 million square feet of GLA, generating gains of approximately $166.4 million, and consisted of the following:

◦
In August 2018, HTA completed the disposition of its Greenville, South Carolina MOB portfolio (the “Greenville Disposition”), which consisted of 17 MOBs for an aggregate gross sales price of $294.3 million in two transactions, including (i) the sale of a single MOB which HTA classified as held for sale as of June 30, 2018, and (ii) the Greenville Disposition which consisted of approximately 965,000 square feet of GLA.

◦
Additionally, HTA completed the disposition of two MOBs located in Derry, New Hampshire and North Adams, Massachusetts for an aggregate gross sales price of $11.6 million, totaling approximately 120,000 square feet of GLA.

•
Development/Redevelopment: During the nine months ended September 30, 2018, HTA announced a new development in its key gateway market of Miami, Florida and commenced two redevelopments, including an agreement to build a new on-campus MOB in Raleigh, North Carolina. These projects will have total expected construction costs of approximately $70.6 million and are approximately 78% pre-leased to major health systems.

•
Investments: During the nine months ended September 30, 2018, HTA invested approximately $13.9 million to acquire three MOBs of approximately 60,000 square feet of GLA in the key market of Raleigh, North Carolina. In addition, HTA invested approximately $3.9 million to consolidate its ownership interests in several other MOBs.

2017 Investment Performance

•
Cash NOI: During the three months ended September 30, 2018, HTA generated $36.4 million of Cash NOI from its 2017 investments, including its investment in its unconsolidated joint venture. As of September 30, 2018, HTA’s run rate yield on its 2017 investments was approximately 5.3%, which included the full year impact of new leases which have been executed, but which have not yet commenced.

•
Development: As part of the 2017 investments, HTA acquired seven development projects that were under construction and not stabilized at the date of acquisition. During the quarter, HTA completed the remaining development of the Providence Facey MOB in Los Angeles, California. This MOB is approximately 37,000 square feet of GLA and is 100% pre-leased.

Balance Sheet and Capital Markets

•
Balance Sheet: As of September 30, 2018, HTA had total leverage of 29.7%, measured as debt less cash and cash equivalents to total capitalization, and 5.3x, measured as debt less cash and cash equivalents to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Total liquidity at the end of the quarter was $1.2 billion, including $994.5 million of availability under HTA’s unsecured revolving credit facility and $225.5 million of cash and cash equivalents.

•
Debt: In August 2018, HTA prepaid approximately $72.6 million of its fixed and variable rate mortgages, including the settlement of three cash flow hedges, utilizing net proceeds from the Greenville Disposition to do so. Additionally, in August 2018, HTA’s operating partnership, HTALP, entered into a modification of its $200.0 million unsecured term loan previously due in 2023. This modification decreased pricing at HTA’s current credit rating by 65 bps. The maturity date was also extended by five months to January 2024. The other material terms of the unsecured term loan prior to the modification remained substantially unchanged.

•
Stock Repurchase Plan: In August 2018, HTA’s Board of Directors approved a stock repurchase plan authorizing HTA to purchase up to $300.0 million of its common stock from time to time. During the nine months ended September 30, 2018, HTA repurchased 628,002 shares of its common stock at an average price of $26.25 per share, for an aggregate amount of approximately $16.5 million. As of September 30, 2018, the remaining amount of common stock available for repurchase under the stock repurchase plan was approximately $283.5 million.

Impact of Future Accounting Standards

•
Topic 842 Leases: In February 2016, the Financial Accounting Standards Board issued Topic 842, which is effective for HTA as of January 1, 2019. As part of Topic 842, companies are required to expense initial direct costs that are currently capitalized. For the nine months ended September 30, 2018, HTA capitalized approximately $3.7 million of internal costs related to leasing activities. Utilizing a traditional third party leasing commission structure of 3% of gross lease value, total leasing commissions would have totaled over $9 million during the nine months ended September 30, 2018.

As of January 1, 2019, these external costs, which are primarily external broker fees and external legal fees, will be recorded in HTA’s consolidated statement of operations as additional general and administrative expenses. HTA estimates the range of these expenses to be approximately $6 million to $8 million on an annualized basis and effecting Earnings Per Share and corresponding FFO by approximately $0.03 to $0.04 per share on an annualized basis.

Subsequent Events

•	Debt: Subsequent to September 30, 2018, HTA prepaid approximately $67.2 million of its fixed rate mortgages. HTA did not incur any prepayment fees related to this transaction.

•
Dividends: On October 25, 2018, HTA’s Board of Directors announced a quarterly dividend of $0.310 per share of common stock and per OP Unit. The quarterly dividend is to be paid on January 9, 2019 to stockholders of record of its common stock and holders of its OP Units on January 2, 2019.

•
Stock Repurchase Plan: Subsequent to September 30, 2018, HTA repurchased 289,519 shares of its common stock at an average price of $25.69 per share, for an aggregate amount of approximately $7.4 million under its stock repurchase plan.

Financial Results - Third Quarter 2018
Rental Income
Rental income decreased (0.2)% to $175.0 million for the three months ended September 30, 2018, compared to $175.4 million for the three months ended September 30, 2017.
Net Income
Net income increased $162.4 million, to $176.3 million for the three months ended September 30, 2018, compared to $14.0 million for the three months ended September 30, 2017.
FFO
FFO, as defined by NAREIT, was $0.38 per diluted share, or $81.4 million, for the three months ended September 30, 2018, compared to $0.41 per diluted share, or $84.2 million, for the three months ended September 30, 2017.
Normalized FFO
Normalized FFO was $0.41 per diluted share, or $86.1 million, for the three months ended September 30, 2018, compared to $0.42 per diluted share, or $85.4 million, for the three months ended September 30, 2017.
Normalized FAD
Normalized FAD decreased (8.0)% to $68.8 million, for the three months ended September 30, 2018, compared to $74.8 million for the three months ended September 30, 2017.
NOI
NOI decreased (0.3)% to $119.3 million for the three months ended September 30, 2018, compared to $119.7 million for the three months ended September 30, 2017.
Same-Property Cash NOI
Same-Property Cash NOI increased $2.7 million, or 2.5%, to $108.8 million, for the three months ended September 30, 2018, compared to $106.2 million for the three months ended September 30, 2017.
General and Administrative Expenses
General and administrative expenses were $8.8 million for the three months ended September 30, 2018, compared to $8.3 million for the three months ended September 30, 2017.
Interest Expense
Total interest expense was $24.8 million for the three months ended September 30, 2018, compared to $26.2 million for the three months ended September 30, 2017.
Disposition Activity
During the three months ended September 30, 2018, HTA completed the disposition of 19 MOBs, primarily located in Greenville, South Carolina for an aggregate gross sales price of $305.9 million and totaling approximately 1.1 million square feet of GLA, generating gains of approximately $166.4 million.
Tenant Retention
Tenant retention for the Same-Property portfolio was 82% by GLA for the quarter, which included approximately 381,000 square feet of GLA of expiring leases.

Financial Results - Year-to-Date 2018
Rental Income
Rental income increased 19.3% to $523.8 million for the nine months ended September 30, 2018, compared to $438.9 million for the nine months ended September 30, 2017.
Net Income
Net income increased $179.9 million to $202.0 million for the nine months ended September 30, 2018, compared to $22.1 million for the nine months ended September 30, 2017.
FFO
FFO, as defined by NAREIT, was $1.19 per diluted share, or $250.4 million, for the nine months ended September 30, 2018, compared to $1.12 per diluted share, or $198.7 million, for the nine months ended September 30, 2017.
Normalized FFO
Normalized FFO was $1.22 per diluted share, or $256.2 million, for the nine months ended September 30, 2018, compared to $1.21 per diluted share, or $215.2 million, for the nine months ended September 30, 2017.
Normalized FAD
Normalized FAD increased 15.3% to $217.0 million, for the nine months ended September 30, 2018, compared to $188.3 million for the nine months ended September 30, 2017.
NOI
NOI increased 19.1% to $358.8 million for the nine months ended September 30, 2018, compared to $301.3 million for the nine months ended September 30, 2017.
Same-Property Cash NOI
Same-Property Cash NOI increased $5.6 million, or 2.4%, to $233.2 million, for the nine months ended September 30, 2018, compared to $227.6 million for the nine months ended September 30, 2017. Excluding the MOBs located on HTA’s Forest Park Dallas campus, Same-Property Cash NOI growth was 2.7%.
General and Administrative Expenses
General and administrative expenses were $26.3 million for the nine months ended September 30, 2018, compared to $25.2 million for the nine months ended September 30, 2017.
Interest Expense
Total interest expense was $77.4 million for the nine months ended September 30, 2018, compared to $59.6 million for the nine months ended September 30, 2017.
Investment Activity
During the nine months ended September 30, 2018, HTA invested $13.9 million to acquire three MOBs of approximately 60,000 square feet of GLA in the key market of Raleigh, North Carolina. In addition, HTA invested $3.9 million to consolidate its ownership interests in several other MOBs.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate (which includes leases which have been executed, but which have not yet commenced) was 92.1% by GLA as of September 30, 2018. The occupancy rate of HTA’s portfolio was 90.9% by GLA as of September 30, 2018. Tenant retention for the Same-Property portfolio was 83% by GLA year-to-date, which included approximately 1.7 million square feet of GLA of expiring leases.
Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was 46% as of September 30, 2018. Additionally, 59% of HTA’s annualized base rent as of September 30, 2018 was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.
In-House Property Management and Leasing Platform
As of September 30, 2018, HTA’s in-house property management and leasing platform operated approximately 21.7 million square feet of GLA, or 93%, of its total portfolio.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 23.2 million square feet of GLA, with $6.8 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2017 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Friday, October 26, 2018 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) to review its financial performance and operating results for the three and nine months ended September 30, 2018.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10125150
Available October 26, 2018 (one hour after the end of the conference call) to November 26, 2018 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Real estate investments:
Land	$483,541	$485,319
Building and improvements	5,743,439	5,830,824
Lease intangibles	604,215	639,199
Construction in progress	27,273	14,223
	6,858,468	6,969,565
Accumulated depreciation and amortization	(1,151,490)	(1,021,691)
Real estate investments, net	5,706,978	5,947,874
Investment in unconsolidated joint venture	67,592	68,577
Cash and cash equivalents	225,518	100,356
Restricted cash	14,639	18,204
Receivables and other assets, net	213,482	207,857
Other intangibles, net	100,475	106,714
Total assets	$6,328,684	$6,449,582
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,609,659	$2,781,031
Accounts payable and accrued liabilities	160,246	167,852
Derivative financial instruments - interest rate swaps	—	1,089
Security deposits, prepaid rent and other liabilities	55,753	61,222
Intangible liabilities, net	62,887	68,203
Total liabilities	2,888,545	3,079,397
Commitments and contingencies
Redeemable noncontrolling interests	6,610	6,737
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 207,231,171 and 204,892,118 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	2,072	2,049
Additional paid-in capital	4,574,913	4,508,528
Accumulated other comprehensive income	648	274
Cumulative dividends in excess of earnings	(1,224,006)	(1,232,069)
Total stockholders’ equity	3,353,627	3,278,782
Noncontrolling interests	79,902	84,666
Total equity	3,433,529	3,363,448
Total liabilities and equity	$6,328,684	$6,449,582

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Rental income	$175,038	$175,431	$523,826	$438,949
Interest and other operating income	97	563	302	1,271
Total revenues	175,135	175,994	524,128	440,220
Expenses:
Rental	55,789	56,331	165,364	138,874
General and administrative	8,770	8,283	26,281	25,178
Transaction	346	261	933	5,618
Depreciation and amortization	70,568	70,491	210,064	172,900
Impairment	4,281	—	8,887	5,093
Total expenses	139,754	135,366	411,529	347,663
Income before other income (expense)	35,381	40,628	112,599	92,557
Interest income (expense):
Interest related to derivative financial instruments	169	(264)	297	(827)
Gain on change in fair value of derivative financial instruments, net	—	—	—	884
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	169	(264)	297	57
Interest related to debt	(25,003)	(25,924)	(77,689)	(59,688)
Gain on sale of real estate, net	166,372	—	166,372	3
Loss on extinguishment of debt, net	(1,092)	(774)	(1,092)	(11,192)
Income from unconsolidated joint venture	432	318	1,405	381
Other income (expense)	89	(27)	129	(13)
Net income	$176,348	$13,957	$202,021	$22,105
Net income attributable to noncontrolling interests	(3,362)	(194)	(3,887)	(715)
Net income attributable to common stockholders	$172,986	$13,763	$198,134	$21,390
Earnings per common share - basic:
Net income attributable to common stockholders	$0.83	$0.07	$0.96	$0.12
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.82	$0.07	$0.94	$0.12
Weighted average common shares outstanding:
Basic	207,513	200,674	205,950	173,189
Diluted	211,444	204,795	209,968	177,410
Dividends declared per common share	$0.310	$0.305	$0.920	$0.905

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$202,021	$22,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	203,550	169,057
Share-based compensation expense	7,830	5,493
Impairment	8,887	5,093
Income from unconsolidated joint venture	(1,405)	(381)
Distributions from unconsolidated joint venture	1,680	—
Gain on sale of real estate, net	(166,372)	(3)
Loss on extinguishment of debt, net	1,092	11,192
Change in fair value of derivative financial instruments	—	(884)
Changes in operating assets and liabilities:
Receivables and other assets, net	(7,820)	(19,854)
Accounts payable and accrued liabilities	(5,932)	29,566
Prepaid rent and other liabilities	(2,780)	7,158
Net cash provided by operating activities	240,751	228,542
Cash flows from investing activities:
Investments in real estate	(17,389)	(2,357,570)
Investment in unconsolidated joint venture	—	(68,839)
Development of real estate	(29,593)	(19,163)
Proceeds from the sale of real estate	302,440	4,746
Capital expenditures	(61,136)	(42,990)
Collection of real estate notes receivable	524	—
Net cash provided by (used in) investing activities	194,846	(2,483,816)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	145,000	515,000
Payments on unsecured revolving credit facility	(145,000)	(528,000)
Proceeds from unsecured senior notes	—	900,000
Payments on secured mortgage loans	(173,212)	(75,444)
Deferred financing costs	(782)	(16,902)
Debt extinguishment costs	(1,909)	(10,391)
Security deposits	499	1,932
Proceeds from issuance of common stock	72,814	1,624,222
Issuance of operating partnership units	411	—
Repurchase and cancellation of common stock	(19,431)	(3,413)
Dividends paid	(188,414)	(145,877)
Distributions paid to noncontrolling interest of limited partners	(3,976)	(4,019)
Net cash (used in) provided by financing activities	(314,000)	2,257,108
Net change in cash, cash equivalents and restricted cash	121,597	1,834
Cash, cash equivalents and restricted cash - beginning of period	118,560	25,045
Cash, cash equivalents and restricted cash - end of period	$240,157	$26,879

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$176,348	$13,957	$202,021	$22,105
General and administrative expenses	8,770	8,283	26,281	25,178
Transaction expenses (1)	346	261	933	5,618
Depreciation and amortization expense	70,568	70,491	210,064	172,900
Impairment	4,281	—	8,887	5,093
Interest expense and net change in fair value of derivative financial instruments	24,834	26,188	77,392	59,631
Gain on sale of real estate, net	(166,372)	—	(166,372)	(3)
Loss on extinguishment of debt, net	1,092	774	1,092	11,192
Income from unconsolidated joint venture	(432)	(318)	(1,405)	(381)
Other (income) expense	(89)	27	(129)	13
NOI	$119,346	$119,663	$358,764	$301,346
NOI percentage growth	(0.3)%		19.1%

NOI	$119,346	$119,663	$358,764	$301,346
Straight-line rent adjustments, net	(2,746)	(3,009)	(8,289)	(5,834)
Amortization of (below) and above market leases/leasehold interests, net	(65)	214	190	246
Notes receivable interest income and other GAAP adjustments	(33)	(588)	(218)	(1,163)
Cash NOI	$116,502	$116,280	$350,447	$294,595
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(6,065)	(7,337)	(112,557)	(59,865)
Redevelopment Cash NOI	(607)	(1,540)	(1,923)	(4,072)
Intended for sale Cash NOI	(1,007)	(1,243)	(2,815)	(3,063)
Same-Property Cash NOI (2)	$108,823	$106,160	$233,152	$227,595
Same-Property Cash NOI percentage growth	2.5%		2.4%

(1) For the nine months ended September 30, 2017, transaction costs included $4.6 million of non-incremental costs related to the Duke acquisition.
(2) Same-Property includes 403 and 317 buildings for the three and nine months ended September 30, 2018 and 2017, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests; (iii) notes receivable interest income; and (iv) other GAAP adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) is actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to common stockholders	$172,986	$13,763	$198,134	$21,390
Depreciation and amortization expense related to investments in real estate	70,004	70,021	208,445	171,678
Gain on sale of real estate, net	(166,372)	—	(166,372)	(3)
Impairment	4,281	—	8,887	5,093
Proportionate share of joint venture depreciation and amortization	463	464	1,277	506
FFO attributable to common stockholders	$81,362	$84,248	$250,371	$198,664
Transaction expenses	346	261	789	975
Gain on change in fair value of derivative financial instruments, net	—	—	—	(884)
Loss on extinguishment of debt, net	1,092	774	1,092	11,192
Noncontrolling income from partnership units included in diluted shares	3,344	166	3,822	635
Other normalizing items, net (1)	—	—	144	4,643
Normalized FFO attributable to common stockholders	$86,144	$85,449	$256,218	$215,225
Other (income) expense	(89)	27	(129)	13
Non-cash compensation expense	2,127	1,654	7,830	5,493
Straight-line rent adjustments, net	(2,746)	(3,009)	(8,289)	(5,834)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	499	683	1,809	1,467
Deferred revenue - tenant improvement related	(1)	(12)	(70)	(23)
Amortization of deferred financing costs and debt discount/premium, net	1,277	1,290	3,857	2,929
Recurring capital expenditures, tenant improvements and leasing commissions	(18,397)	(11,315)	(44,258)	(31,020)
Normalized FAD attributable to common stockholders	$68,814	$74,767	$216,968	$188,250

Net income attributable to common stockholders per diluted share	$0.82	$0.07	$0.94	$0.12
FFO adjustments per diluted share, net	(0.44)	0.34	0.25	1.00
FFO attributable to common stockholders per diluted share	$0.38	$0.41	$1.19	$1.12
Normalized FFO adjustments per diluted share, net	0.03	0.01	0.03	0.09
Normalized FFO attributable to common stockholders per diluted share	$0.41	$0.42	$1.22	$1.21

Weighted average diluted common shares outstanding	211,444	204,795	209,968	177,410

(1) For the nine months ended September 30, 2017, other normalizing items included $4.6 million of non-incremental costs related to the Duke acquisition that were included in transaction expenses on HTA’s condensed consolidated statements of operations.

HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.

HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items, which include items that are unusual and infrequent in nature. HTA presents this non-GAAP financial measure because it allows for the comparison of its operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests and corporate assets; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.